Exhibit 99.1

China Jo-Jo Drugstores Reports Third Quarter 2020 Financial Results

HANGZHOU, China, February 14, 2020 /PRNewswire/ -- China Jo-Jo Drugstores, Inc. (NASDAQ: CJJD) (“Jo-Jo Drugstores” or the “Company”), a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products and a provider of healthcare services in China, today announced its financial results for the third fiscal quarter ended December 31, 2019.

Mr. Lei Liu, Chairman and CEO of Jo-Jo Drugstores, commented, “We delivered outstanding financial results for the third quarter of 2020, with revenue recording $33.36 million, up 7.9% compared to the same period of last year. Benefiting from the growth in retail drugstores and online pharmacy businesses as well as our strong competitive position in the industry, all of our core businesses performed in line with our expectation. Looking forward, amidst the outbreak of 2019 Novel Coronavirus, we are striving to optimize our inventory and operational execution with effective distribution channels to meet the strong domestic demand of pharmaceutical and other healthcare products as well as healthcare services. We are confident that our professional team is able to deliver compelling value to our customers and the communities we serve. We will continue to focus on successful execution of our long-term growth strategies to unleash the full potential of our consumer-centric healthcare business model and create value for all shareholders.”

Third Quarter of Fiscal 2020 Financial Highlights

	For the Three Months Ended December 31,
($ millions, except per share data)	2019	2018	% Change
Revenue	33.36	30.92	7.9%
Retail drugstores	21.58	20.87	3.4%
Online pharmacy	3.96	2.49	59.0%
Wholesale	7.82	7.56	3.5%
Gross profit	7.28	7.14	2.1%
Gross margin	21.8%	23.1%	-1.3	pp*
Income (Loss) from operations	0.55	(2.13)	NM
Net income (loss)	0.46	(2.21)	NM
Earnings (loss) per share	0.02	(0.06)	NM

*	Notes: pp represents percentage points

●	Revenue increased by 7.9% to $33.36 million for the three months ended December 31, 2019 from $30.92 million for the same period of last year.

●	Gross profit increased by 2.1% to $7.28 million for the three months ended December 31, 2019 from $7.14 million for the same period of last year.

●	Gross margin decreased by 1.3 percentage points to 21.8% from 23.1% for the same period of last year.

●	Net income was $0.46 million, or $0.02 per basic and diluted share, for the three months ended December 31, 2019, compared to net loss of $2.21 million, or $0.06 per basic and diluted share, for the same period of last year.

Third Quarter of Fiscal 2020 Financial Results

Revenue

Revenue for the three months ended December 31, 2019 increased by $2.45 million, or 7.9%, to $33.36 million from $30.92 million for the same period of last year. The increase in revenue was primarily due to the growth in retail drugstores and online pharmacy business.

	For the Three Months Ended December 31,
	2019			2018
($ millions)	Revenue	Cost of Goods	Gross Margin	Revenue	Cost of Goods	Gross Margin
Retail drugstores	21.58	15.39	28.7%	20.87	14.90	28.6%
Online pharmacy	3.96	3.64	8.2%	2.49	2.23	10.4%
Wholesale	7.82	7.05	9.9%	7.56	6.65	12.1%
Total	33.36	26.08	21.8%	30.92	23.78	23.1%

Revenue from the retail drugstores business increased by $0.71 million, or 3.4%, to $21.58 million for the three months ended December 31, 2019 from $20.87 million for the same period of last year. The increase was primarily attributable to the consumer-facing benefits we provided, such as on-site medical care, chronic disease management services, incremental “Direct-to-Patient” (“DTP”) business caused by continuous hospital medical reform, and maturing of stores opened a year ago.

Revenue from the online pharmacy business increased by $1.47 million, or 59.0%, to $3.96 million for the three months ended December 31, 2019 from $2.49 million for the same period of last year. The increase was primarily caused by an increase in sales via e-commerce platforms such as Tmall, offset slightly by the decline in sales via the Company’s official site. Popular products at reasonable prices are key to success in online business. In order to promote the Company’s sales, the Company focused on the selection of medical equipment suitable to local customers. Additionally, as more and more customers switch to online OTC drug shopping, the Company’s OTC drug sales grew too.

Revenue from the wholesale business increased by $0.26 million, or 3.5%, to $7.82 million for the three months ended December 31, 2019 from $7.56 million for the same period of last year. The increase was primarily a result of the Company's ability to resell certain products, which the Company sold in large quantities at its retail stores, to other vendors at competitive prices.

Gross profit and gross margin

Total cost of goods sold increased by $2.30 million, or 9.7%, to $26.08 million for the three months ended December 31, 2019 from $23.78 million for the same period of last year. Gross profit increased by $0.14 million, or 2.1%, to $7.28 million for three months ended December 31, 2019 from $7.14 million for the same period of last year. Overall gross margin decreased by 1.3 percentage points to 21.8% for the three months ended December 31, 2019, from 23.1% for the same period of last year.

Gross margins for retail drugstores, online pharmacy and wholesale were 28.7%, 8.2%, and 9.9%, respectively, for the three months ended December 31, 2019, compared to the corresponding gross margins of 28.6%, 10.4%, and 12.1% for the same period of last year.

Income (Loss) from operations

Selling and marketing expenses decreased by $1.01 million, or 15.1%, to $5.68 million for the three months ended December 31, 2019 from $6.69 million for the same period of last year. The decrease in selling and marketing expenses was primarily because the Company has outsourced logistic service to Astro Boy Cloud Pan (Hangzhou) Storage and Logistic Co. Ltd (“Astro Boy Logistic”) since April 2019.

General and administrative expenses decreased by $1.52 million, or 59.0%, to $1.05 million for the three months ended December 31, 2019 from $2.57 million for the same period of last year. As the medical reform has been moving along in China, the central government of China promulgated a series of policies to significantly push down the prices of certain drugs covered by the National Health Insurance. Local government even deferred payments to certain clinics and drugstores on the drugs which the local government believes were sold above the government’s designated price range. The price restriction and potential payment deferral may cut the profit and affect the Company’s operating cash flow. To be safe, in the three months ended December 31, 2019, the Company actively negotiated with certain customers and made efforts to collect certain aged accounts receivable. As a result, the Company reversed bad debt allowance of $0.79 million. In comparison, the Company recorded additional bad debts allowance of $0.37 million in the three months ended December 31, 2018.

Income from operations was $0.55 million for the three months ended December 31, 2019, compared to loss from operations of $2.13 million for the same period of last year. Operating margin was 1.7% for the three months ended December 31, 2019, compared to operating loss of 6.9% for the same period of last year.

Net income (loss)

Net income was $0.46 million, or $0.02 per basic and diluted share for the three months ended December 31, 2019, compared to net loss of $2.21 million, or $0.06 per basic and diluted share for the same period of last year.

Nine months ended December 31, 2019 Financial Highlights

	For the Nine Months Ended December 31,
($ millions, except per share data)	2019	2018	% Change
Revenue	87.00	81.10	7.3%
Retail drugstores	56.31	54.97	2.4%
Online pharmacy	8.76	6.64	32.0%
Wholesale	21.93	19.49	12.5%
Gross profit	20.04	18.55	8.0%
Gross margin	23.0%	22.9%	0.1	pp*
Income (Loss) from operations	(3.82)	(4.33)	11.8%
Net income (loss)	(3.27)	(4.51)	27.5%
Earnings (loss) per share	(0.09)	(0.14)	35.7%

*	Notes: pp represents percentage points

●	Revenue increased by 7.3% to $87.00 million for the nine months ended December 31, 2019 from $81.10 million for the same period of last year.

●	Gross profit increased by 8.0% to $20.04 million for the nine months ended December 31, 2019 from $18.55 million for the same period of last year.

●	Gross margin increased by 0.1 percentage points to 23.0% from 22.9% for the same period of last year.

●	Net loss was $3.27 million, or $0.09 per basic and diluted share, for the nine months ended December 31, 2019, compared to $4.51 million, or $0.14 per basic and diluted share, for the same period of last year.

Nine months ended December 31, 2019 Financial Results

Revenue

Revenue for the nine months ended December 31, 2019 increased by $5.90 million, or 7.3%, to $87.00 million from $81.10 million for the same period of last year. The increase in revenue was primarily due to the increase in wholesale and online pharmacy business.

	For the Nine Months Ended December 31,
	2019			2018
($ millions)	Revenue	Cost of Goods	Gross Margin	Revenue	Cost of Goods	Gross Margin
Retail drugstores	56.31	39.54	29.8%	54.97	39.35	28.4%
Online pharmacy	8.76	7.77	11.3%	6.64	5.88	11.4%
Wholesale	21.93	19.65	10.4%	19.49	17.32	11.1%
Total	87.00	66.96	23.0%	81.10	62.55	22.9%

Revenue from the retail drugstores business increased by $1.34 million, or 2.4%, to $56.31 million for the nine months ended December 31, 2019 from $54.97 million for the same period of last year. The increase was primarily attributable to the consumer-facing benefits we provided, such as onsite medical care, chronic disease management services, incremental DTP business caused by continuous hospital medical reform, and maturing of stores opened a year ago.

Revenue from the online pharmacy business increased by $2.12 million, or 32.0%, to $8.76 million for the nine months ended December 31, 2019 from $6.64 million for the same period of last year. The increase was primarily caused by an increase in sales via e-commerce platforms such as Tmall, offset slightly by the decline in sales via the Company’s official site.

Revenue from the wholesale business increased by $2.44 million, or 12.5%, to $21.93 million for the nine months ended December 31, 2019 from $19.49 million for the same period of last year. The increase was primarily a result of the Company's ability to resell certain products, which the Company sold in large quantities at its retail stores, to other vendors at competitive prices.

Gross profit and gross margin

Total cost of goods sold increased by $4.41 million, or 7.1%, to $66.96 million for the nine months ended December 31, 2019 from $62.55 million for the same period of last year. Gross profit increased by $1.49 million, or 8.0%, to $20.04 million for the nine months ended December 31, 2019 from $18.55 million for the same period of last year. Overall gross margin increased by 0.1 percentage points to 23.0% for the nine months ended December 31, 2019, from 22.9% for the same period of last year.

Gross margins for retail drugstores, online pharmacy and wholesale were 29.8%, 11.3%, and 10.4%, respectively, for the nine months ended December 31, 2019, compared to the corresponding gross margins of 28.4%, 11.4%, and 11.1% for the same period of last year.

Income (Loss) from operations

Selling and marketing expenses increased by $1.59 million, or 9.6%, to $18.13 million for the nine months ended December 31, 2019 from $16.54 million for the same period of last year. The increase in selling and marketing expenses was primarily due to increases in labor related to the Company’s store expansions and rising local cost of living.

General and administrative expenses decreased by $0.61 million, or 9.7%, to $5.73 million for the nine months ended December 31, 2019 from $6.34 million for the same period of last year. In the nine months ended December 31, 2019, the Company reversed bad debt allowance of $0.2 million. In comparison, the Company recorded additional bad debts allowance of $1.27 million for the nine months ended December 31, 2018.

Loss from operations was $3.82 million for the nine months ended December 31, 2019, compared to $4.33 million for the same period of last year. Operating loss was 4.4% for the nine months ended December 31, 2019, compared to 5.3% for the same period of last year.

Net income (loss)

Net loss was $3.27 million, or $0.09 per basic and diluted share for the nine months ended December 31, 2019, compared to net loss of $4.51 million, or $0.14 per basic and diluted share for the same period of last year.

Financial Condition

As of December 31, 2019, the Company had cash of $11.86 million, compared to $9.32 million as of March 31, 2019. Net cash used in operating activities was $11.27 million for the nine months ended December 31, 2019, compared to $10.32 million for the same period of last year. Net cash used in investing activities was $1.71 million for the nine months ended December 31, 2019, compared to $6.85 million for the same period of last year. Net cash provided by financing activities was $12.70 million for the nine months ended December 31, 2019, compared to $7.98 million for the same period of last year.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. (“Jo-Jo Drugstores” or the “Company”), is a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products and a provider of healthcare services in China. Jo-Jo Drugstores currently operates an online pharmacy and retail drugstores with licensed doctors on site for consultation, examination and treatment of common ailments at scheduled hours. It is also a wholesale distributor of products similar to those carried in its pharmacies. In addition, Jo-Jo Drugstores cultivates herbs used for traditional Chinese medicine. For more information about the Company, please visit http://jiuzhou360.com. The Company routinely posts important information on its website.

Forward-Looking Statements

This press release contains information about the Company's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company's encourages you to review other factors that may affect its future results in the Company's annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Company Contact:

Frank Zhao
Chief Financial Officer
+86-571-88077108
frank.zhao@jojodrugstores.com

Steve Liu
Investor Relations Director
steve.liu@jojodrugstores.com

Investor Relations Contact:

Tina Xiao
Ascent Investor Relations LLC
+1-917-609-0333
tina.xiao@ascent-ir.com

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	March 31,
	2019	2019
ASSETS
CURRENT ASSETS
Cash	$11,858,985	$9,322,463
Restricted cash	12,035,385	15,422,739
Financial assets available for sale	159,946	180,928
Notes receivable	48,768	177,278
Trade accounts receivable	11,465,402	8,692,514
Inventories	10,962,677	13,955,202
Other receivables, net	5,862,408	4,438,230
Advances to suppliers	1,393,247	1,950,252
Other current assets	1,505,995	2,063,375
Total current assets	55,292,813	56,202,981

PROPERTY AND EQUIPMENT, net	8,097,428	8,727,358

OTHER ASSETS
Long-term investment	9,846	24,243
Farmland assets	747,782	825,259
Long term deposits	1,481,929	2,157,275
Other noncurrent assets	1,134,643	1,196,197
Operating lease right-of-use assets	15,318,428	-
Intangible assets, net	3,715,629	3,597,323
Total other assets	22,408,257	7,800,297

Total assets	$85,798,498	$72,730,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable, trade	15,870,874	23,106,230
Notes payable	21,758,227	25,951,673
Other payables	2,590,186	3,197,221
Other payables - related parties	375,068	795,179
Customer deposits	1,201,464	771,942
Taxes payable	433,026	125,859
Accrued liabilities	793,942	1,264,182
Long-term loan - current portion	2,302,924	-
Current portion of operating lease liabilities	409,756	-
Total current liabilities	45,735,467	55,212,286

Long-term loan	4,773,114	-
Long term operating lease liabilities	12,670,694	-
Purchase option and warrants liability	120,000	465,248
Financial liability	71,757	81,935
Total liabilities	63,371,032	55,759,469

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock; $0.001 par value; 250,000,000 shares authorized; 32,936,786 and 28,936,778 shares issued and outstanding as of December 31, 2019 and March 31, 2019	32,937	28,937
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of December 31, 2019 and March 31, 2019	-	-
Additional paid-in capital	54,209,301	44,905,664
Statutory reserves	1,309,109	1,309,109
Accumulated deficit	(33,415,600)	(30,587,468)
Accumulated other comprehensive income	1,926,259	2,508,964
Total stockholders’ equity	24,062,006	18,165,206
Noncontrolling interests	(1,634,540)	(1,194,039)
Total equity	22,427,466	16,971,167
Total liabilities and stockholders’ equity	$85,798,498	$72,730,636

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	For the three months ended December 31,		For the nine months ended December 31,
	2019	2018	2019	2018

REVENUES, NET	$33,363,282	$30,916,549	$86,997,845	$81,098,161

COST OF GOODS SOLD	26,079,910	23,780,763	66,959,671	62,548,471

GROSS PROFIT	7,283,372	7,135,786	20,038,174	18,549,690

SELLING EXPENSES	5,676,400	6,688,577	18,130,799	16,539,078
GENERAL AND ADMINISTRATIVE EXPENSES	1,054,060	2,572,862	5,729,607	6,342,874
TOTAL OPERATING EXPENSES	6,730,460	9,261,439	23,860,406	22,881,952

INCOME (LOSS) FROM OPERATIONS	552,912	(2,125,653)	(3,822,232)	(4,332,262)

INTEREST INCOME	272,773	18,964	661,160	92,196
OTHER INCOME (LOSS), NET	(302,408)	32,795	(437,118)	12,436

CHANGE IN FAIR VALUE OF DERIVATIVE LIABILITIES	(65,172)	(85,115)	345,248	(173,955)

INCOME (LOSS) BEFORE INCOME TAXES	458,105	(2,159,009)	(3,252,942)	(4,401,585)

PROVISION FOR INCOME TAXES	2,184	47,958	16,274	104,712

NET INCOME (LOSS)	455,921	(2,206,967)	(3,269,216)	(4,506,297)

ADD: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	75,861	528,736	441,084	594,796

NET INCOME (LOSS) ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	531,782	(1,678,231)	(2,828,132)	(3,911,501)

Foreign currency translation adjustments	358,868	(130,619)	(582,705)	(957,646)

COMPREHENSIVE INCOME (LOSS)	$814,789	$(2,337,586)	$(3,851,921)	$(5,463,943)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	32,936,786	28,936,778	32,776,786	28,936,778
Diluted	32,936,786	28,936,778	32,776,786	28,936,778

EARNINGS PER SHARES:
Basic	$0.02	$(0.06)	$(0.09)	$(0.14)
Diluted	$0.02	$(0.06)	$(0.09)	$(0.14)

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the nine months ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,269,216)	$(4,506,297)
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt direct write-off and provision	(29,038)	1,266,994
Depreciation and amortization	1,572,925	937,268
Stock based compensation	34,560	121,547
Change in fair value of purchase option derivative liability	(345,248)	173,955
Accounts receivable, trade	(2,581,208)	(4,061,698)
Notes receivable	122,175	(43,024)
Inventories and biological assets	2,484,432	1,828,232
Other receivables	(1,353,544)	(681,667)
Advances to suppliers	(222,928)	(911,061)
Other current assets	(1,758,533)	476,909
Long term deposit	597,084	18,548
Other noncurrent assets	17,744	23,206
Accounts payable, trade	(6,397,104)	(3,945,980)
Other payables and accrued liabilities	(917,398)	815,725
Customer deposits	458,415	(2,258,202)
Taxes payable	312,192	422,665
Net cash used in operating activities	(11,274,690)	(10,322,880)

CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal of financial assets available for sale	14,370	87,471
Purchase of financial assets available for sale	-	(104,577)
Acquisition of equipment	(561,677)	(5,368,240)
Increase in intangible assets	(461,013)	(29,879)
Investment in a joint venture	-	-
Additions to leasehold improvements	(705,856)	(1,432,060)
Net cash used in investing activities	(1,714,176)	(6,847,285)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from third parties loan	7,085,406	-
Proceeds from notes payable	36,537,832	32,903,549
Repayment of notes payable	(39,784,592)	(24,930,903)
Increase in financial liability	(7,185)	82,167
Proceeds from equity financing	9,273,077	7,544
Repayment of other payables-related parties	(406,506)	(82,866)
Net cash provided by financing activities	12,698,032	7,979,491

EFFECT OF EXCHANGE RATE ON CASH	(559,998)	(1,653,988)

DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(850,832)	(10,844,662)

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	24,745,202	31,452,191

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$23,894,370	$20,607,529

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$17,215	$56,539